Exhibit 10.59

EXECUTION VERSION

AMENDMENT NO. 3 TO SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

This AMENDMENT NO. 3 TO SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT (this “Amendment”) is dated as of December 22, 2009 (the “Third Amendment Effective Date”) by and among INTERNATIONAL TEXTILE GROUP, INC., a Delaware corporation (the “Company”) and the Purchasers signatory hereto. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Note Purchase Agreement (as hereinafter defined).

RECITALS:

WHEREAS, the Company and the Purchasers are party to that certain Senior Subordinated Note Purchase Agreement, dated as of June 6, 2007 (as amended by Amendment No. 1 to Note Purchase Agreement, dated as of April 15, 2008 (“Amendment No. 1”) and Amendment No. 2 to Senior Subordinated Note Purchase Agreement, dated as of December 24, 2008 (“Amendment No. 2”), and as otherwise amended, supplemented, restated or otherwise modified from time to time, the “Note Purchase Agreement”) pursuant to which, among other things, the Company issued and sold to the Purchasers those certain 18% Senior Subordinated Notes due 2011 in accordance with and pursuant to the terms and provisions of the Note Purchase Agreement;

WHEREAS, on September 21, 2009, WLR IV Parallel ESC, L.P. (“WLR Parallel”), WLR Recovery Fund III, L.P. (“WLR Recovery III”) and WLR Recovery Fund IV, L.P. (“WLR Recovery IV”) collectively purchased (the “WLR Purchase”) from Canyon Value Realization Fund, L.P. (“Canyon”) the full aggregate principal amount of Notes previously held by Canyon (prior to such purchase, the “Canyon Notes” and thereafter, the “WLR Notes”), which WLR Notes are subject to that certain Debt Subordination Agreement, dated as of December 3, 2007 among WLR Parallel, WLR Recovery III and WLR Recovery IV, the Company and the Purchasers signatory thereto which shall be amended and restated as the Amended and Restated Debt Subordination Agreement, dated as of the date hereof (as otherwise amended, supplemented, restated or otherwise modified from time to time, the “Debt Subordination Agreement”);

WHEREAS, the Purchasers have asserted that certain Defaults and Events of Default have occurred and may be continuing, as further set forth on Exhibit A hereto (the “Past Defaults”);

WHEREAS, the Company acknowledges that, absent a waiver, the occurrence of the Past Defaults under the Note Purchase Agreement would reasonably be expected to result in materially adverse consequences to the Company and its Subsidiaries;

WHEREAS, on June 30, 2009, Global Safety Textiles Holdings LLC (f/k/a ITG Automotive Safety Holdings LLC), a Delaware limited liability company (“GST”) and a direct,

wholly-owned subsidiary of the Company, and eight of GST’s direct and indirect subsidiaries (specifically, GST ASCI Holdings Asia Pacific LLC, GST ASCI Holdings Europe, Inc., GST ASCI Holdings Europe II LLC, GST ASCI Holdings Mexico, Inc., GST Automotive Safety Components International, Inc., Global Safety Textiles LLC, Global Safety Textiles Acquisition GmbH and GST Widefabric International GmbH (collectively with GST, the “Filing Entities”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Filing”);

WHEREAS, the Company anticipates that a BST Change of Control (and consequently a Change of Control) will occur as a consequence of the Bankruptcy Filing;

WHEREAS, in consideration of and as a direct consequence of the foregoing circumstances, the Company desires that (i) the Purchasers waive the Past Defaults occurring on or prior to the Third Amendment Effective Date, (ii) amend the definition of Change of Control in the Note Purchase Agreement and (iii) make certain other modifications to the Note Purchase Agreement as more specifically set forth in this Amendment;

WHEREAS, in consideration of the transactions contemplated herein (including, without limitation, the payment more specifically set forth in this Amendment) and for other good and valuable consideration, the Purchasers are willing to waive the Past Defaults occurring on or prior to the Third Amendment Effective Date and to amend the Note Purchase Agreement upon the terms and conditions as hereinafter set forth;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1 Purchase of Tranche A Notes. On the Third Amendment Effective Date, and simultaneous with the effectiveness hereof, WLR IV Parallel ESC, L.P., WLR Recovery Fund III, L.P., and WLR Recovery Fund IV, L.P. (the “WLR Purchasers”) shall collectively purchase not less than $17,500,000 of Initial Notes representing PIK Interest in cash or other immediately available funds from CCP F, L.P., Reservoir Capital Master Fund I, L.P., Reservoir Capital Master Fund II, L.P., Reservoir Capital Partners, L.P., Reservoir Capital Investment Partners, L.P. (collectively, the “Clearlake/Reservoir Purchasers”), pursuant to an assignment agreement in the form attached hereto as Attachment I, which Initial Notes shall immediately be amended, restated and issued in the form of Tranche B Notes (as defined below) (the “Tranche A Purchase”).

2 Amendment to Section 1. Section 1 of the Note Purchase Agreement is hereby amended by the addition of the following sentence at the end thereof:

“The Company has authorized the amendment and restatement of the Initial Notes and (i) on the Third Amendment Effective Date, the Initial Notes held by the Purchasers identified on Annex A to the Third Amendment will be amended and restated

substantially in the form attached as Exhibit 1-A hereto and shall thereafter constitute the “Tranche A Notes”, with all the rights and privileges, including, without limitation absolute priority over the Tranche B Notes, attendant thereto, regardless of by whom such Tranche A Notes may subsequently be held (unless such holder is WLR or an Affiliate thereof in which event such Tranche A Notes shall automatically be amended and restated as Tranche B Notes) and (ii) on the Third Amendment Effective Date, the Initial Notes held by the Purchasers identified on Annex B to the Third Amendment will be, and any Notes acquired by WLR or any Affiliate thereof after such date will automatically upon such acquisition be, amended and restated substantially in the form attached as Exhibit 1-B hereto and shall thereafter constitute the “Tranche B Notes”, with all the terms and conditions, including, without limitation, absolute subordination to the Tranche A Notes, attendant thereto, regardless of by whom such Tranche B Notes may subsequently be held.”

3 Amendments to Section 7.5.

(a) Section 7.5 of the Note Purchase Agreement is hereby amended by the addition of the following clause (e) at the end thereof:

“In addition, it is understood that the certificates evidencing any Tranche B Note will bear legends substantially similar to the following:

“(e)	THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED AS OF JUNE 6, 2007, AMONG THE COMPANY AND THE RESPECTIVE PURCHASERS NAMED THEREIN, AS SUCH NOTE PURCHASE AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “NOTE PURCHASE AGREEMENT”) AND THAT CERTAIN AMENDED AND RESTATED DEBT SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 22, 2009, AMONG WLR RECOVERY FUND III, L.P., WLR IV PARALLEL ESC, L.P., WLR RECOVERY FUND IV, L.P, THE COMPANY AND THE PURCHASERS NAMED THEREIN, AS SUCH DEBT SUBORDINATION AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME (THE “DEBT SUBORDINATION AGREEMENT”), TO THE TRANCHE A NOTES (AS DEFINED THEREIN) AS SUCH NOTES HAVE BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE SUBORDINATION PROVISIONS SET FORTH IN THE NOTE PURCHASE AGREEMENT, INCLUDING SECTION 9.8 THEREOF, AND THE DEBT SUBORDINATION AGREEMENT.”

(b) Section 7.5(b) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)	THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN THIRD AMENDED AND RESTATED SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF DECEMBER 22, 2009 AMONG CLEARLAKE CAPITAL PARTNERS, LLC, INTERNATIONAL TEXTILE GROUP, INC. (THE “COMPANY”) AND GENERAL ELECTRIC CAPITAL CORPORATION (THE “AGENT”), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE COMPANY PURSUANT TO (i) THAT CERTAIN CREDIT AGREEMENT DATED AS OF DECEMBER 29, 2006 (THE “SENIOR CREDIT AGREEMENT”) AMONG THE COMPANY, THE AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS THE SENIOR CREDIT AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, (ii) THAT CERTAIN TERM LOAN AGREEMENT DATED AS OF DECEMBER 29, 2006 (THE “SENIOR TERM LOAN AGREEMENT”) AMONG BURLINGTON MORELOS, S.A. de C.V., THE AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AS THE SENIOR TERM LOAN AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (iii) INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THE SENIOR CREDIT AGREEMENT AND THE SENIOR TERM LOAN AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.”

(c) Section 7.5(c) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c)	THIS NOTE HAS “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED. PLEASE CONTACT THE COMPANY, ATTENTION: CRAIG J. HART, VICE PRESIDENT AND TREASURER TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND THE YIELD TO MATURITY.”

4 Amendments to Section 8.1. The introductory paragraph to Section 8.1 of the Note Purchase Agreement and clauses (a), (b) and (c) thereof are hereby amended and restated in their entirety as follows:

“8.1 Financial and Business Information.

The Company shall deliver to each holder of Notes the financial information delivered to the lenders pursuant to the terms of the Senior Credit Agreement and, except during the Bankruptcy Period or at any time during which BST is not a Subsidiary of the Company, the BST Credit Agreement, which financial information shall include, without limitation, delivery to each holder of Notes:

(a) Monthly Statements — within 30 days after the end of each month (other than with respect to any month ending on the last day of a fiscal quarter), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such month (it being understood that such consolidated balance sheet shall not include members of the BST Group during the Bankruptcy Period),

(ii) consolidated statements of income and cash flows of the Company and its Subsidiaries, for such month and for the portion of the fiscal year ending with such month (it being understood that such consolidated statements of income and cash flows shall not include members of the BST Group during the Bankruptcy Period), and

(iii) except during the Bankruptcy Period or at any time during which BST is not a Subsidiary of the Company, a consolidated balance sheet and a profits and loss statement of BST and its Subsidiaries as at the end of such month, prepared (x) in the case of clauses (i) and (ii), in accordance with GAAP applicable to monthly financial statements generally, and (y) in the case of clause (iii) in accordance with BST Accounting Principles, and, in each case, certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures;

(b) Quarterly Statements — within 60 days (or such shorter period as may be agreed to in either the Senior Credit Agreement or BST Credit Agreement (after giving effect to any amendments, waivers, extensions or modifications of the applicable provisions thereof), as the case may be (or, in the case of clauses (i) and (ii) below, within 10 days after such earlier date as the Company’s quarterly report is required to be filed with the SEC under the Exchange Act (after giving effect to any applicable extensions permitted under the rules and regulations of the SEC), with written notice of such earlier filing to be delivered to each holder of Notes simultaneously with such filing) after the end of each quarterly fiscal period in each fiscal year of the Company and BST, as applicable (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter (it being understood that such consolidated balance sheet shall not include members of the BST Group during the Bankruptcy Period),

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter (it being understood that such consolidated statements of income, changes in shareholders’ equity and cash flows shall not include members of the BST Group during the Bankruptcy Period), together with, to the extent and only to the extent delivered to the lenders under the Senior Credit Agreement, a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations, and

(iii) except during the Bankruptcy Period or at any time during which BST is not a Subsidiary of the Company, a consolidated balance sheet of BST and its Subsidiaries, a profit and loss account and cashflow statement, in each case as at the end of such quarter, together with, to the extent and only to the extent delivered to the lenders under the BST Credit Agreement, a written statement of BST’s management setting forth a discussion of BST’s financial condition, changes in financial condition and results of operations, prepared (x) in the case of clauses (i) and (ii), in accordance with GAAP applicable to quarterly financial statements generally, and (y) in the case of clause (iii), in accordance with BST Accounting Principles, and, in each case, certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and the absence of footnote disclosures, provided that with respect to clauses (i) and (ii) above, delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.1(b);

(c) Annual Statements — within 120 days (or such shorter period as may be agreed to in either the Senior Credit Agreement or BST Credit Agreement (after giving effect to any amendments, waivers, extensions or modifications of the applicable provisions thereof), as the case may be (or, in the case of clauses (i) and (ii) below, within 10 days after such earlier date as the Company’s annual report is required to be filed with the SEC under the Exchange Act (after giving effect to any applicable extensions permitted under the rules and regulations of the SEC), with written notice of such earlier filing to be delivered to each holder of Notes simultaneously with such filing) after the end of each fiscal year of the Company and BST, as applicable, duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year (it being understood that such consolidated balance sheet shall not include members of the BST Group during the Bankruptcy Period),

(ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year (it being understood that such consolidated statements of income, changes in shareholders’ equity and cash flows shall not include members of the BST Group during the Bankruptcy Period), and

(iii) except during the Bankruptcy Period or at any time during which BST is not a Subsidiary of the Company, a consolidated balance sheet of BST and its Subsidiaries (including BST and its Subsidiaries), a profit and loss account and cashflow statement, in each case as at the end of such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP (in the case of clauses (i) and (ii)) or BST Accounting Principles (in the case of clause (iii)), and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP (in the case of clauses (i) and (ii)), or BST Accounting Principles (in the case of clause (iii)) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that, with respect to clauses (i) and (ii), the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 8.1(c). For purposes of the financial reporting contemplated pursuant to Sections 8.1(a)(iii), 8.1(b)(iii), and 8.1(c)(iii), the ASCI Reorganization shall be deemed to have been consummated on January 1, 2008;”

5 Amendment to Section 8.2. Section 8.2 of the Note Purchase Agreement is hereby amended by inserting after the reference therein to “a Senior Financial Officer” the words “substantially in the form attached hereto as Exhibit 5”.

6 Amendments to Section 9.2. The second full paragraph of Section 9.2 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“The Company will give each holder of Notes written notice of each optional prepayment under this Section 9.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment, which notice may be conditioned upon the occurrence of certain events as set forth therein, provided that the Company shall notify the holders of the Notes promptly of the failure of any condition. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date (in accordance with Section 9.5), the principal amount of each Note held by such holder to be prepaid, and the accrued interest to be paid on the prepayment date with respect to such principal amount being prepaid.”

7 Amendment to Section 9.3. Section 9.3 of the Note Purchase Agreement is hereby amended by inserting the words “Tranche A” before each reference to “Note” or “Notes”.

8 Amendment to Section 9.4. Section 9.4 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“9.4 Mandatory Prepayment Upon Qualified Issuance.

The Company will, upon the occurrence of the Qualified Issuance, following not less than three (3) Business Days’ notice to the Tranche A Purchasers, pay (i) one-half of the outstanding amount of the PIK Interest on the Tranche A Notes as of the date of consummation of the Qualified Issuance at par plus all accrued but unpaid interest on such PIK Interest on the Tranche A Notes prepaid and (ii) one-half of the accrued but unpaid interest in respect of the outstanding principal amount of the Tranche A Notes accruing since the most recent Interest Payment Date.”

9 Amendment to Section 9.5. Section 9.5 of the Note Purchase Agreement is hereby amended and restated its entirety as follows:

“9.5. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Obligations pursuant to Section 9.2 or Section 9.7 or otherwise, the payments shall be allocated as follows: (i) first, to the payment of all fees, expenses and other Obligations due and payable to the Collateral Agent, (ii) second, to the payment of accrued but unpaid interest (other than PIK Interest) on the Tranche A Notes on a pro rata basis, (iii) third, to the payment of outstanding principal amount representing PIK Interest on the Tranche A Notes on a pro rata basis, (iv) fourth, to the payment of outstanding principal amount not representing PIK Interest of the Tranche A Notes on a pro rata basis until the Tranche A Notes are paid in full, (v) fifth, to the payment of the remaining Tranche A Obligations on a pro rata basis until Full Payment of the Tranche A Obligations and (vi) sixth, among all of the Tranche B Obligations on a pro rata basis until the Tranche B Obligations are paid in full.”

10 Amendment to Section 9. Section 9 of the Note Purchase Agreement is hereby amended by adding the following Section 9.8 as the last section thereof:

“9.8 Subordination of the Tranche B Notes. The Tranche B Purchasers, by their acceptance of any Tranche B Notes, hereby postpone and subordinate all of the Tranche B Obligations to the Full Payment of all of the Tranche A Obligations and hereby agree to be bound as a “Subordinated Creditor” by each provision of the Debt Subordination Agreement as if fully set forth herein, mutatis mutandis.

(e) Amendment to Section 10.7. Section 10.7 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“10.7 Corporate Separateness.

The Company will, and will cause each of its Subsidiaries to, comply with Section 4.15 of the Senior Credit Agreement, as in effect on the Third Amendment Effective Date after giving effect to the ITG Senior Restructuring Amendment (regardless of any amendment, modification, refinancing or termination of the Senior Credit Agreement), except as the Required Holders shall otherwise consent to in writing.”

11 Amendment to Section 11.1. Section 11.1 of the Note Purchase Agreement is hereby amended by deleting “or Clause 27.34 of the BST Credit Agreement, in each case” in clause (iii) thereof.

12 Amendments to Section 11.2.

(a) Section 11.2(a) of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “shall not permit any of its Subsidiaries”.

(b) Section 11.2(b) of the Note Purchase Agreement is hereby amended and restated in its entirety as “INTENTIONALLY OMITTED”.

13 Amendments to Section 11.3.

(a) The introductory paragraph to Section 11.3(a) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) The Company will not, and will not permit any Subsidiary (other than any Project Subsidiary or any member of the BST Group) to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Indebtedness, except:”

(b) Section 11.3(a)(ii) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ii) subject to compliance with Section 10.7 and Section 11.7 (and without any implication to the contrary as to the independent operation of each covenant), Indebtedness owing to the Company or a Subsidiary of the Company (other than any member of the BST Group during the Bankruptcy Period);”

(c) Section 11.3(a)(iii) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(iii) Indebtedness incurred pursuant to the Senior Credit Agreement; provided, that after giving effect to the incurrence of such Indebtedness, the aggregate principal amount of Indebtedness incurred under the Senior Credit Agreement together with the aggregate principal amount of Indebtedness incurred pursuant to clause (xi) of this Section 11.3 shall not exceed, at any time, the sum of (w) $75,000,000 plus (x) an amount specified by written notice to the Collateral Agent from the Senior Agent not to exceed $7,500,000 in the aggregate consisting of advances under the Senior Credit Agreement which the Senior Agent deems necessary or desirable to preserve or protect the Collateral (as defined in the Senior Credit Agreement), to enhance the collectability or repayment of the Obligations (under and as defined in the Senior Credit Agreement) or to pay any other amounts chargeable to the Credit Parties under any Loan Documents (as defined in the Senior Credit Agreement), including costs fees and expenses plus (y) interest, fees and expenses that are capitalized under the Senior Credit Agreement not included in clause (x) above minus (z) upon any termination (unless extended or replaced upon any such termination) of a Letter of Credit (issued under and as defined in the Senior Credit Agreement) for the benefit of China Construction Bank, Bank of China or Industrial and Commercial Bank of China (or any of their respective Affiliates), an amount equal to (A) until such time as until the amount outstanding under the Senior Credit Agreement has been reduced by $4,000,000, one hundred percent (100%) of the face amount of such terminated Letter of Credit immediately prior to such termination and (B) thereafter, twenty five percent (25%) of the face amount of such terminated Letter of Credit immediately prior to such termination (the “Permitted Senior Indebtedness Amount”);”

(d) Section 11.3(a)(vi) of the Note Purchase Agreement is hereby amended to delete the following parenthetical “(together with such Indebtedness of Project Subsidiaries)” and replace such parenthetical with the following: “together with such Indebtedness of Project Subsidiaries (collectively, “Capital Lease Obligations”)”.

(e) Section 11.3(a)(xi) of the Note Purchase Agreement is hereby amended to delete the reference therein to “$215,000,000” and replace such reference with “the Permitted Senior Indebtedness Amount”.

(f) Section 11.3(a) of the Note Purchase Agreement is hereby amended (i) by deleting the “and” immediately prior to clause (xiii) thereof, (ii) by deleting the “.” at the end of clause (xiii) and substituting “; and” therefor and (iii) by inserting the following clause (xiv) as the last clause thereof:

“(xiv) Indebtedness incurred pursuant to the vendor financed cotton lines in an aggregate principal amount not to exceed $10,000,000 at any time.”

(g) Section 11.3(b) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) The Company will not permit any Project Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Third Party Indebtedness, except for Third Party Indebtedness that is non-recourse to the Company and is non-recourse to each of the Company’s other Subsidiaries (other than to a Project Subsidiary Holding Company that owns, directly or indirectly, the Stock of such Project Subsidiaries) and does not exceed at any time $165,000,000 in the aggregate for all Project Subsidiaries (the “Permitted Third Party Indebtedness Amount”); provided, however, that if at any time from and after the Third Amendment Effective Date one or more Project Subsidiaries listed on Schedule 6.4 as of the Third Amendment Effective Date is no longer a Subsidiary of the Company, the Permitted Third Party Indebtedness Amount shall be reduced by the “Debt Allotment Amount” set forth on Schedule 6.4 opposite the name of such Project Subsidiary.”

(h) Section 11.3(c) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) The Company will not permit any Subsidiary that is a member of the BST Group (other than any member of the BST Group during the Bankruptcy Period) to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Indebtedness, if, immediately after giving effect thereto, the BST Debt Cover is greater than 4.75:1.00.”

(i) Section 11.3 of the Note Purchase Agreement is hereby amended by inserting the following clause (d) as the last clause thereof:

“(d) The Company will not, and will not permit any Subsidiary (other than any member of the BST Group) to, directly or indirectly, create, incur, assume, guarantee, or otherwise be or become directly or indirectly liable with respect to, any Indebtedness that would cause Capital Lease Obligations to exceed $15,000,000.”

14 Amendment to Section 11.4. The last paragraph of Section 11.4 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“In addition to the foregoing, the Company will not permit any Subsidiary that is a member of the BST Group to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Indebtedness to, or any Contingent Obligations arising from guarantees of obligations of, the Company, any Subsidiary of the Company or any Affiliate of the Company that is not a Member of the BST Group.”

15 Amendments to Section 11.6.

(a) The first paragraph of Section 11.6 of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “will not permit any Subsidiary”.

(b) The second paragraph of Section 11.6 of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “will not permit any Subsidiary”.

(c) The last paragraph of Section 11.6 of the Note Purchase Agreement is hereby amended by inserting after the words “BST Collateral” the words “other than pursuant to an order of the court or Governmental Authority with competent jurisdiction over the Bankruptcy Filing”.

16 Amendments to Section 11.7.

(a) The first paragraph of Section 11.7 of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “will not permit any Subsidiary”.

(b) Section 11.7(a) of the Note Purchase Agreement is hereby restated in its entirety as follows:

“(a)	Investments by the Company or any of its Subsidiaries in any Subsidiary (other than in the BST Group) and Investments in the BST Group existing on the Third Amendment Effective Date;”.

(c) Section 11.7(f) of the Note Purchase Agreement is hereby amended and restated in its entirety as “(f) Permitted Acquisitions”.

(d) Section 11.7(1) of the Note Purchase Agreement is hereby amended and restated in its entirety as “(1) INTENTIONALLY OMITTED”.

17 Amendments to Section 11.8.

(a) The first paragraph of Section 11.8 of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “will not permit any Subsidiary”.

(b) Section 11.8(b) of the Note Purchase Agreement is hereby amended by inserting the words “or PIK Event” after each reference to “Event of Default”.

18 Amendment to Section 11.9. Section 11.9 of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “will not permit any of its Subsidiaries”.

19 Amendment to Section 11.10(a). Section 11.10(a) of the Note Purchase Agreement is hereby amended by inserting the parenthetical “(other than any member of the BST Group during the Bankruptcy Period)” after the words “will not permit any Subsidiary”.

20 Amendments to Section 12.

(a) Section 12(e) of the Note Purchase Agreement is hereby amended by amending and restating clause (ii) in its entirety as “(ii) INTENTIONALLY OMITTED”.

(b) Sections 12(f) and 12(g) of the Note Purchase Agreement are hereby amended by inserting the words “(other than with respect to the Bankruptcy Filing)” after each reference to “Significant Subsidiary” or “Significant Subsidiaries”.

(c) Section 12(j) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(j) As of the last day of any fiscal quarter (i) ending on March 31, 2010, June 30, 2010, September 30, 2010, or December 31, 2010, EBITDA for the period beginning on January 1, 2010 and ending on such last day of such fiscal quarter is less than the amount set forth below opposite such date, and (ii) ending after December 31, 2010, EBITDA for the four fiscal quarter period ending on such last day of such fiscal quarter is less than the amount set forth below opposite such date:

Fiscal Quarter Ending:	Minimum EBITDA

March 31, 2010	$1,700,000

June 30, 2010	$7,900,000

September 30, 2010	$13,500,000

December 31, 2010	$21,500,000

March 31, 2011 and the last day of each fiscal quarter thereafter”	$21,500,000

(d) Section 12(k) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(k) As of the last day of any fiscal quarter ending on a date set forth below, the North American Leverage Ratio is greater than the ratio set forth below opposite such date:

Fiscal Quarter Ending:	North American Leverage Ratio

March 31, 2010	14.3:1.00

June 30, 2010	6.9:1.00

September 30, 2010	6.6:1.00

December 31, 2010	4.5:1.00

March 31, 2011 and the last day of each fiscal quarter thereafter”	4.5:1.00

(e) Section 12(1) of the Note Purchase Agreement is hereby amended and restated in its entirety as “(1) INTENTIONALLY OMITTED”.

21 Amendment to Section 13.1(b). Section 13.1(b) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b) If any other Event of Default has occurred and is continuing, (i) any holder or holders of a majority in principal amount of the Tranche A Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Tranche A Notes then outstanding to be immediately due and payable and (ii) if Full Payment has been made on the Tranche A Obligations, any holder or holders of a majority in principal amount of the Tranche B Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Tranche B Notes then outstanding to be immediately due and payable.”

22 Amendment to Section 13.1(c). Section 13.1(c) of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, (i) any holder or holders of Tranche A Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable and (ii) if Full Payment has been made on the Tranche A Obligations, any holder or holders of Tranche B Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.”

23 Amendment to Section 13.2. Section 13.2 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“13.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, (i) the holder of any Tranche A Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise and (ii) if Full Payment has been made on the Tranche A Obligations, the holder of any Tranche B Note at the time outstanding may institute a suit for the enforcement of the rights of such holder to receive payment of the principal of and interest, if any, on such Note in accordance with the terms of this Agreement.”

24 Amendment to Section 13.3. Section 13.3 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“13.3. Recission.

At any time after any Notes have been declared due and payable pursuant to Section 13.1, the holders of not less than 75% in principal amount of the Tranche A Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on such Notes, and all principal on such Notes that is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.”

25 Amendment to Section 13.4. The second sentence of Section 13.4 of the Note Purchase Agreement is hereby amended to add the following proviso at the end thereof “; provided, that no right, power or remedy has been conferred on any individual Purchaser in respect of the Collateral and all rights, powers and remedies have been conferred upon, and may only be exercised by the Collateral Agent”.

26 Amendment to Section 14. Section 14 of the Note Purchase Agreement is hereby amended by adding the following Section 14.5 as the last section thereof:

“14.5 Tranche A Notes and Tranche B Notes.

Notwithstanding anything to the contrary herein, (i) with respect to the assignment, exchange, transfer, replacement or other substitution of any Tranche A Note, only a Tranche A Note in substantially the form of Exhibit 1-A to the Third Amendment may be received upon such assignment, exchange, transfer, replacement or other substitution unless the holder of such Note is, or would upon such assignment, exchange, transfer, replacement or other substitution be, WLR or an Affiliate thereof, in which event, only a Tranche B Note in substantially the form of Exhibit 1-B to the Third Amendment may be received upon such assignment, exchange, transfer, replacement or other substitution and (ii) with respect to the assignment, exchange, transfer, replacement or other substitution of any Tranche B Note, only a Tranche B Note in substantially the form of Exhibit 1-B to the Third Amendment may be received upon such assignment, exchange, transfer, replacement or other substitution.”

27 Amendment to Section 16.1. Section 16.1 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“16.1 Transaction Expenses.

The Company shall pay, and hold the Collateral Agent and each Purchaser and (only as set forth below) all holders of Notes harmless against liability for the payment of, and reimburse on demand as and when incurred from and against, (i) all reasonable out-of-pocket costs and expenses incurred by each Purchaser in connection with its due diligence review of the Company and its Subsidiaries, the preparation, negotiation and execution of this Agreement, the Notes and the agreements contemplated hereby and thereby, and the consummation of all of the transactions contemplated hereby and thereby (including all reasonable fees and expenses of legal counsel, environmental consultants and accountants), which costs and expenses shall be payable at the Closing; provided that the Purchasers shall retain no more than one counsel to represent the

Purchasers in connection with the transactions contemplated to be consummated on the Closing date, and the Company shall be obligated to pay not more than $200,000 with respect to fees and expenses incurred by the Purchasers, as a whole, in connection with the transactions contemplated to be consummated on the Closing Date, (ii) all reasonable out-of-pocket fees and expenses incurred by the Collateral Agent or any Purchaser with respect to any amendments, modifications, waivers or consents (whether or not the same become effective) under or in respect of each of the Financing Documents and the other agreements and instruments contemplated hereby and thereby (including all expenses incurred in connection with any proposed merger, sale or recapitalization of the Company), (iii) all recording and filing fees, stamp and other taxes which may be payable by the Collateral Agent or any Purchaser or any holders of Notes in respect of the execution and delivery of this Agreement or the issuance, delivery or acquisition of any Notes, (iv) the out-of-pocket fees and expenses incurred by the Collateral Agent and each Purchaser or any holders of Notes with respect to (a) the enforcement of the rights granted under this Agreement, the Notes, the other Financing Documents and the agreements or instruments contemplated hereby and thereby (including out-of-pocket costs of collection), including in the course of any work-out or restructuring of the Notes during the pendency of one or more Events of Default and (b) efforts to monitor the Notes or any of the other Obligations and to observe or assess any of the Credit Parties or their respective affairs, (v) the out-of-pocket fees and expenses incurred by the Collateral Agent with respect to verifying, protecting, evaluating, assessing, appraising, collecting, selling, liquidating or otherwise disposing of any of the Collateral and (vi) the out-of-pocket fees and expenses incurred by the Collateral Agent or any Purchaser or any holders of Notes with respect to any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Collateral Agent, any Purchaser, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Finance Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Credit Parties or any other Person that may be obligated to an Agent by virtue of the Finance Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Notes during the pendency of one or more Events of Default; provided that no Person shall be entitled to reimbursement under this clause (vi) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct; including, as to each of clauses (i) through (vi) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 16.1, all of which shall be payable, on demand by the Company. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services. If the Company fails to pay when due any amounts due to the Collateral Agent, any Purchaser or other holder of Notes, or fails to comply with any of its obligations pursuant to this Agreement or any other agreement, document or instrument executed or delivered in connection herewith, the Company shall, upon demand by the Collateral Agent or such Purchaser or such other holder, pay to the Collateral Agent, such Purchaser or such holder such further amounts as shall be sufficient to cover the out-of-pocket costs and expenses (including, but not limited to reasonable attorneys’ fees) incurred by or on behalf of the Collateral Agent, such Purchaser or such other holder in collecting all such amounts due or in otherwise enforcing the Collateral Agent’s, such Purchaser’s or such other holder’s rights and remedies hereunder. Notwithstanding the provisions of this Section 16.1, the Company shall not be liable to the Collateral Agent or any Purchaser for the payment of any costs or expenses incurred by the Collateral Agent or any Purchaser in connection with an assignment of its rights hereunder. Notwithstanding anything in the foregoing, no Tranche B Purchaser shall be entitled to reimbursement under this Section 16.1 for actions taken in breach of its obligations under the Debt Subordination Agreement.”

28 Amendment to Section 18. Section 18 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows:

“18. AMENDMENT AND WAIVER.

The Financing Documents may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders except that (a) no amendment or waiver of any of the provisions of Sections 1, 2 or 7 hereof will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of any Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the stated amount or specified date of any prepayment or payment of principal of or premium with respect to, or reduce the rate or change the specified date of payment or method of computation of interest or of the PIK Interest on, such Note, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 12(a), 12(b), 13 or 20.”

29 Amendments to Section 21.1.

(a) The second sentence of Section 21.1 of the Note Purchase Agreement is hereby amended by deleting the “and” at the end of clause (i) to the proviso and substituting a comma and adding the following at the end of such proviso: “and (iii) with respect to any assignment of Tranche B Notes, the receiving Purchaser or holder of any Tranche B Note shall have delivered to the Company, the Collateral Agent and the Tranche A Purchasers a joinder to the Debt Subordination Agreement by such Purchaser or holder in form and substance reasonably satisfactory to the Collateral Agent, any purported assignment without such joinder being null and void”.

(b) The fourth sentence of Section 21.1 of the Note Purchase Agreement is hereby amended and restated in its entirety as follows: “Any Purchaser intending to assign any of its rights hereunder shall give the Company and each other Purchaser not less than five days prior written notice of such intended transfer”.

30 Amendment to Section 21.7. Section 21.7 of the Note Purchase Agreement is hereby amended and restated in its entirety as “[INTENTIONALLY OMITTED]”.

31 Amendment to Section 21.9. Section 21.9 of the Note Purchase Agreement is hereby amended by inserting after the words “enforces its rights” the words “through the Collateral Agent”.

32 New Section 22. The Note Purchase Agreement is hereby amended by inserting a new Section 22 as follows:

“22. APPOINTMENT OF COLLATERAL AGENT; ACTIONS BY PURCHASERS.

22.1 Appointment of Collateral Agent.

Clearlake is hereby appointed to act on behalf of the Secured Parties as Collateral Agent under this Agreement and the other Financing Documents. In performing its functions and duties under this Agreement and the other Financing Documents, and notwithstanding the use of the term “agent” or “Agent” in any capacity, the Collateral Agent shall have no duties or responsibilities except to act in accordance with the instructions of the Required Holders, and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any individual Tranche B Purchaser. Furthermore, the duties of the Collateral Agent shall be mechanical and administrative in nature and the Collateral Agent shall not have, or be deemed to have, by reason of this Agreement, any other Financing Document or otherwise, a fiduciary relationship in respect of any individual Tranche B Purchaser. The Collateral Agent shall have no duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by the Collateral Agent or any of the Collateral Agent’s Affiliates in any capacity. Any other appointment or collateral agency agreement between the Collateral Agent and any Purchaser or any of their respective Affiliates, if any, is hereby terminated and shall be superseded by this Section. The provisions of this Section 22.1 are solely for the benefit of the Collateral Agent and Purchasers and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.

The Collateral Agent shall be entitled to refrain from any act or action (including failure to act) in connection with this Agreement or any other Financing Document until the Collateral Agent shall have received instructions from the Required Holders, and the Collateral Agent shall not incur liability to any Person by reason of so refraining. The Collateral Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Financing Document (a) if such action would, in the opinion of the Collateral Agent, be contrary to law or the terms of this Agreement or any other Financing Document, (b) if such action would, in the opinion of the Collateral Agent, expose the Collateral Agent to environmental or other liabilities or (c) if the Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent’s acting or refraining from acting hereunder or under any other Financing Document in accordance with the instructions of the Required Holders.

22.2 Agent’s Reliance, Etc.

Neither the Collateral Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable (i) to any Tranche B Purchaser for any action taken or omitted to be taken by it hereunder or under any other Financing Document, or in connection herewith or therewith, except, solely with respect to a Required Collateral Transition, for damages caused by its or their own gross negligence or willful misconduct or (ii) to any Tranche A Purchaser for any action taken or omitted to be taken by it hereunder or under any other Financing Document, or in connection herewith or therewith, except damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Collateral Agent: (a) may treat any instructions of the Required Holders as if delivered unanimously by all the Purchasers; (b) may treat the payee of any Note as the holder thereof until the Collateral Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to the Collateral Agent; (c) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations made in or in connection with this Agreement or the other Financing Documents; (e) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Financing Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (f) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Financing Documents or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Financing Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

22.3 Clearlake and Affiliates.

With respect to any Notes or other Obligations held by Clearlake and/or its Affiliates, Clearlake shall have the same rights and powers under this Agreement and the other Financing Documents with respect thereto as any other Purchaser and may exercise the same as though it were not the Collateral Agent. Clearlake and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Clearlake were not the Collateral Agent and without any duty to account therefor to Purchasers. Clearlake and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Purchasers. The Tranche B Purchasers specifically acknowledge that the Tranche A Purchasers as of the Third Amendment Effective Date are Affiliates of Clearlake and the interests of Clearlake and its Affiliates as Tranche A Purchasers may be different from and directly adverse to the interests of the Tranche B Purchasers and the Tranche B Purchasers hereby acknowledge, and expressly consent to, and waive any claim based upon, such conflict of interest.

22.4 Purchaser Credit Decision.

Each Purchaser acknowledges that it has, independently and without reliance upon the Collateral Agent and based on such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Purchaser also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Purchaser acknowledges the potential conflict of interest of each other Purchaser as a result of Purchasers holding disproportionate amounts of the Notes, and expressly consents to, and waives any claim based upon, such conflict of interest.

22.5 Indemnification.

Purchasers agree to indemnify the Collateral Agent on a pro rata basis according to the respective amounts of their Notes, to the extent the Collateral Agent is not reimbursed by the Credit Parties and without limiting the obligations of the Credit Parties hereunder, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Collateral Agent in any way relating to or arising out of this Agreement or any other Financing Document or any action taken or omitted to be taken by the Collateral Agent in connection therewith; provided, that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s gross negligence or willful misconduct (unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements relate to the Tranche B Obligations (other than in respect of a Required Collateral Transition), in which event, each Tranche B Purchaser shall remain liable). Without limiting the foregoing, each Purchaser agrees to reimburse the Collateral Agent promptly upon demand for its ratable share (as determined pursuant to the first sentence of this Section) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Financing Document, to the extent that the Collateral Agent is not reimbursed for such expenses by Credit Parties.

22.6 Successor Agents.

(a) The Collateral Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Purchasers and Company. Upon any such resignation, the Required Holders shall have the right to appoint a successor Collateral Agent. If no successor Collateral Agent shall have been so appointed by the Required Holders, pursuant to the immediately proceeding sentence and shall have accepted such appointment within thirty (30) days after the resigning Collateral Agent’s giving notice of resignation, then the resigning Collateral Agent may, on behalf of Purchasers, appoint a successor Collateral Agent which shall be a Purchaser, if a Purchaser is willing to accept such appointment. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and, the Required Holders shall thereafter perform all the duties of the Collateral Agent hereunder and under the Financing Documents until such time, if any, as the Required Holders appoint a successor Collateral Agent as provided above. Upon the acceptance of any appointment as the Collateral Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Collateral Agent. Upon the earlier of the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent or the effective date of the resigning Collateral Agent’s resignation, the resigning Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Documents, except that any indemnity rights or other rights in favor of such resigning Collateral Agent shall continue. After any resigning Collateral Agent’s resignation hereunder, the provisions of this Section 22.6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

(b) Upon written confirmation by the Required Holders of Full Payment of the Tranche A Obligations, the Collateral Agent may and shall resign immediately, effective as of such date, as agent for itself and the Secured Parties under this Agreement and the other Financing Documents, and the Tranche B Purchasers shall appoint a successor agent, effective as of such date (the “Required Collateral Transition”). The Collateral Agent, for itself and on behalf of the Tranche A Purchasers, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions (including delivery of any possessory Collateral held by the Collateral Agent), which the Tranche B Purchasers may reasonably request to effectuate such Required Collateral Transition.

(c) The Required Holders may, upon delivery of written notice to the Collateral Agent, terminate any agency by the Collateral Agent which includes the Tranche B Purchasers and, thereafter, each reference to the Secured Parties shall mean the Collateral Agent and the Tranche A Purchasers exclusively; provided that, no Tranche A Purchaser shall deliver or consent to delivery of such a written notice unless it has been advised by counsel that failure to do so may result in the subordination or release of the Lien of the Collateral Agent (a “Separation Event”); provided, further, that in connection with any such Separation Event, the Collateral Agent and the Tranche A Purchasers shall consent to separate Liens on the Collateral in favor of the Tranche B Purchasers (or any agent thereof) so long as such Liens are subject to the Debt Subordination Agreement and do not result in the subordination or release of the Lien of the Collateral Agent.

22.7 Setoff and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8, each Purchaser is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any Person other than the Collateral Agent, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of the Company or any Guarantor (regardless of whether such balances are then due to the Company or any Guarantor) and any other properties or assets at any time held or owing by that Purchaser or that holder to or for the credit or for the account of the Company or any Guarantor against and on account of any of the Obligations that are not paid when due; provided that (i) the Purchaser exercising such offset rights shall give notice thereof to the affected Credit Party promptly after exercising such rights and (ii) unless and until Full Payment of the Tranche A Obligations or upon the explicit written authorization of the Collateral Agent, such Tranche B Purchaser shall turn over the amount of such offset in cash to the Tranche A Purchasers for payment of the Tranche A Obligations.

22.8 Information; Actions in Concert.

(a) Dissemination of Information. The Collateral Agent shall use reasonable efforts to provide the Tranche A Purchasers with any notice of Default or Event of Default received by the Collateral Agent from, or delivered by the Collateral Agent to, any Credit Party; provided, that no Agent shall be liable to any Purchaser for any failure to do so, except to the extent that such failure is attributable to the Collateral Agent’s gross negligence or willful misconduct.

(b) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Purchaser hereby agrees with each other Purchaser that no Purchaser shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff), in each case against the Company or any Credit Party or any Collateral, without first obtaining the prior written consent of the Collateral Agent and the Required Holders, it being the intent of

Purchasers that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of the Collateral Agent or Required Holders.

22.9 No Duty of Care or Responsibility to Tranche B Purchasers.

Each Tranche B Purchaser understands and acknowledges that to the fullest extent provided in this Agreement and the Debt Subordination Agreement, the Tranche B Obligations will not be repaid unless and until Full Payment is first made of the Tranche A Obligations and that the guarantees and Liens on the Collateral granted by any Credit Party to the Collateral Agent pursuant to the Financing Documents, for its benefit and the benefit of the Secured Parties, shall be enforced in accordance with the sole direction of the majority of the Tranche A Purchasers (as the Required Holders) until a Required Collateral Transition. Each Tranche B Purchaser further understands that, except in the limited circumstances provided in Section 18, the Required Holders have the exclusive right to amend and waive the terms of this Agreement and the other Financing Documents without consulting, or obtaining the approval or consent of, the Tranche B Purchasers or the Collateral Agent. The Tranche B Purchasers acknowledge and agree that the Collateral Agent and the Tranche A Purchasers may take or refrain from taking any and all actions under this Agreement and the other Financing Documents in any manner consistent with the sole interest of the Collateral Agent and the Tranche A Purchasers and, in any event, shall have no fiduciary or other duty to the Tranche B Purchasers or any other duty to take any action to optimize or maximize the Tranche B Purchasers’ recovery with respect to the Tranche B Obligations. Except in the event of a Required Collateral Transition, no Tranche B Purchasers shall have any right whatsoever to cause the Collateral Agent or the Tranche A Purchasers to take, or to refrain from taking any action under this Agreement or other Financing Documents. Without limiting the generality of the foregoing, subject to Section 18, each Tranche B Purchaser acknowledges that the Collateral Agent and the Tranche A Purchasers, in their respective capacities as such, shall have no obligation or liability to such Tranche B Purchaser, express or implied, for any (i) loss of, release of, subordination of, depreciation of, or failure to realize upon the Collateral, the Liens thereon securing the Tranche B Obligations, or any claims any Purchaser may have under any Guaranty (the “Guaranty Claims”); (ii) failure to collect or receive payment of the Tranche B Obligations or other sums owing from the Company or any Guarantor; (iii) mistake, omission or error of judgment in (a) passing upon, making or accepting the Notes, this Agreement, the other Financing Documents or the Collateral (including, without limitation, the value, genuineness, enforceability or existence of any of the Collateral), (b) making any advances of monies or extensions of credit to or for the benefit of the Company under this Agreement or the other Financing Documents, (c) making or failing to make any examinations, appraisals, audits, reviews or check-ups of the Company’s affairs or the Collateral, or (d) granting amendments, extensions, renewals or indulgences to either Company or any Guarantor, at any time or times hereafter; or (iv) violation of any law or legal standard in connection with the exercise of its remedies as a secured party with respect to the Collateral, including, without limitation, disposing of Collateral in a manner which is deemed not be commercially reasonable or failing to provide commercially reasonable notice to the Company, any Guarantor or any junior secured party. Neither the foregoing nor anything else herein or in any other Financing Document shall eliminate or limit the Collateral Agent’s obligation under Section 22.6(b).

22.10 Waivers and Release of Rights under this Agreement and Financing Documents.

(a) As a condition to the acceptance by Clearlake of its appointment as Collateral Agent under Section 22.1, except with respect to the Required Collateral Transition, the Tranche B Purchasers on behalf of themselves and any and all of their respective predecessors, successors, heirs, assigns, representatives, agents, liability insurers, officers, directors, principals, members, parents, partners, subsidiaries, affiliates, shareholders, employees, in-house and outside attorneys, other professionals, all solely in their capacity as such (collectively, the “Tranche B Parties”), each hereby remise, release, discharge, hold harmless and covenant not to sue the Collateral Agent or any and all of its predecessors, successors, heirs, assigns, representatives, agents, liability insurers, officers, directors, principals, members, parents, partners, subsidiaries, affiliates, shareholders, employees, in-house and outside attorneys, other professionals, and any and all of their respective predecessors, successors, heirs, assigns, all solely in their capacity as such (collectively, the “Clearlake Parties”) from any and all claims, causes of action, disputes, agreements, covenants, demands, obligations, controversies, suits, cross-claims, torts, costs, losses, attorneys’ fees, damages, liabilities and expenses, at law or in equity, whether presently known or unknown, whether matured, unmatured, whether fixed or contingent, whether in tort, in contract, whether asserted or unasserted, whether anticipated or unanticipated, whether suspected or claimed, direct or indirect and whether accrued or not, and whether damages have resulted from such or not, of any kind, nature or description, or otherwise, which any of the Tranche B Parties has, or hereafter may have, against any of the Clearlake Parties based on any matter, cause, thing, act or omission relating to or arising in connection with the role of Clearlake as Collateral Agent.

(b) Without limiting the provisions in Section 22.10(a) above, the Collateral Agent (acting in its sole discretion or upon the instruction of the Required Holders), shall have the right, at any time or times hereafter, without giving prior notice to the Tranche B Purchasers, (i) to release or add guarantors or to release or subordinate their guarantees and Liens in any of the Collateral or other security for the Obligations (provided that, the Tranche A Purchasers shall not instruct the Collateral Agent to release or subordinate any guarantee or lien in respect of the Tranche B Obligations without a corresponding release or subordination of such guarantee or lien in respect of the Tranche A Obligations except upon a Separation Event), (ii) to agree to any modification to this Agreement or any other Financing Document, which requires Required Holders approval, (iii) to agree to waive or release any of the terms of this Agreement or any other Financing Document which waiver or release requires Required Holders approval, including those which increase risks relating to the Tranche B Notes and other Tranche B Obligations, (iv) to consent to any action or failure to act by the Company or any Guarantor, (v) to exercise or refrain from exercising any powers or rights which the Collateral Agent or any Tranche A Purchaser may have as a matter of law, or under or in respect of this Agreement or any other Financing Document, including, without limitation, the right to enforce the Obligations of the Company or any Guarantor, and the right of the Collateral Agent to exercise any of its rights and remedies as a secured party with respect thereto under Article 9 of the applicable Uniform Commercial Code and (vi) subject to Section 22.12, to take any action in the event of any voluntary or involuntary insolvency, bankruptcy, arrangement, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person or any other action or proceeding (each an “Insolvency Proceeding”) involving the Company or any other Credit Party, including, without limitation, (a) entering into agreements with the Company (or a trustee, debtor-in-possession or other successor) with respect to the Company’s post-petition usage of cash collateral, (b) establishing post-petition financing arrangements which the Collateral Agent or such Tranche A Purchasers deem appropriate, (c) asserting, waiving or deferring adequate protection payments or post-petition interest payments with respect to the Obligations, (d) filing, enforcing and voting proofs of claims with respect to the Obligations, (e) subordinating the Collateral Agent’s (and by virtue thereof, all the Purchaser’s) pre-petition Liens to those of lenders providing post-petition financing to the Company or any Credit Party, (f) credit bidding the Collateral Agent’s (and by virtue thereof, all the Purchaser’s) Liens up to the full amount of the Obligations; (g) voting for or against or negotiating any plan of reorganization, (h) propounding any plan of reorganization, (i) seeking or refraining from seeking the termination of any exclusivity period, (j) seeking or refraining from seeking relief from the automatic stay, (k) seeking or refraining from seeking the appointment of a trustee or examiner or the conversion or dismissal of any bankruptcy case, (1) exercising or refraining from exercising any applicable election under Section 1111(b) of the Bankruptcy Code or (m) consenting to or opposing any sale of all or a portion of the assets or stock of the Company or any Credit Party whether under Section 363 of the Bankruptcy Code or under a plan or reorganization. If at any time the Required Holders instruct the Collateral Agent to do so, the Collateral Agent shall release or subordinate any guarantee or any Lien or other security granted to it on the Collateral.

22.11 Bankruptcy Issues.

(a) Each Purchaser agrees that the Collateral Agent or the Required Holders may consent to the use of cash collateral or provide financing to the Company or any Credit Party (under Section 363 or Section 364 of the Bankruptcy Code or otherwise) on such terms and conditions and in such amounts as the Collateral Agent or the Required Holders, in their sole discretion, may decide and that, in connection with such cash collateral usage or financing, the Company or Credit Party (or a trustee appointed for the estate of such Person) may grant to the Collateral Agent or the Tranche A Purchasers Liens upon all assets of the Company or such Credit Party, which Liens shall secure payment of all Loans and other Obligations of the Collateral Agent and the Tranche A Purchasers (whether such Obligations arose prior to the filing or other commencement of any Insolvency Proceeding or arise thereafter). Each Tranche B Purchaser acknowledges and agrees that the Tranche A Obligations shall be deemed to include obligations owing to the Collateral Agent or the Tranche A Purchasers in connection with any such financing provided after the commencement of an Insolvency Proceeding (whether through use of cash collateral, under Section 363 or 364 of the Bankruptcy Code or otherwise and whether through this Agreement or though other post-petition agreements (all of which shall be considered part of the Financing Documents)) as though such financing was made as a Tranche A Note under this Agreement and all allocations of payments among the Collateral Agent and the Tranche A Purchasers on the one hand and such Tranche B Purchasers on the other shall continue to be made after the filing or other commencement of any Insolvency Proceeding on the same basis that the payments were to be allocated prior to the date of such filing or commencement. Each Tranche B Purchaser agrees that it will not object to or oppose a sale or other disposition of any assets securing the Obligations (or any portion thereof) free and clear of security interests, liens or other claims of or for the benefit of such Tranche B Purchaser, if any, under Sections 363 or 1129 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Required Holders have consented to such sale or disposition of such assets. To the extent that the Collateral Agent or any Tranche A Purchaser receives payments on, or proceeds of Collateral for, the Obligations held by the Collateral Agent or the Tranche A Purchasers which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Obligations held by the Collateral Agent or Tranche A Purchasers, or part thereof, intended to be satisfied shall be revived and shall continue in full force and effect as if such payments or proceeds had not been received by the Collateral Agent or Tranche A Purchaser, as the case may be.

(b) In the event of the occurrence of any Insolvency Proceeding prior to Full Payment of the Tranche A Obligations, and in order to enable the Collateral Agent and the Tranche A Purchasers to enforce their rights and remedies hereunder in any of the aforesaid actions or proceedings, each Tranche B Purchaser acknowledges and agrees that (i) the Collateral Agent and the Tranche A Purchasers have the sole right, and are hereby irrevocably authorized and empowered, in their discretion, to file, make and present for and on behalf of such Tranche B Purchasers such proofs of claims against the Company and each Credit Party, as applicable, on account of the Tranche B Purchasers or other motions or pleadings as the Collateral Agent and the Tranche A Purchasers may deem expedient or proper and (ii) if, and only if, a proposed plan of reorganization fails to provide for the Full Payment of the Tranche A Obligations on the effective date of such confirmed plan of reorganization, the Required Holders may vote such proofs of claims in any such proceeding and to receive and collect any and all dividends or other payments, distributions or disbursements made thereon in whatever form the same may be paid or issued and to apply the same on account of any portion of the Obligations held by the Collateral Agent and the Tranche A Purchasers. In voting such proofs of claim in any proceeding, the Collateral Agent and the Tranche A Purchasers may act in a manner consistent with the sole interest of the Collateral Agent and the Tranche A Purchasers and neither the Collateral Agent nor any of the Tranche A Purchasers shall have any duty to take any action to optimize or maximize the Tranche B Purchasers’ recovery with respect to the Tranche B Obligations. Each Tranche B Purchaser will execute and deliver to the Collateral Agent such powers of attorney, assignments and other instruments or documents, including notes and stock certificates (together with such assignments or endorsements as the Collateral Agent shall deem necessary), as may be requested by the Collateral Agent in order to enable the Collateral Agent to enforce any and all claims with respect to any or all of the Obligations. Each of the powers and authorizations granted to the Agent in this Section 22.11, being coupled with an interest, is irrevocable. None of such powers or authorizations shall be deemed to limit the powers and authorizations set forth elsewhere in this Agreement.

22.12 Enforcement; No Direct Liens.

Unless and until Full Payment of the Tranche A Obligations and a Required Collateral Transition is consummated, and except as contemplated in Section 22.6(c) above, each Tranche B Purchaser agrees (a) not to take any liens or security interests in any Collateral (and any such direct Lien or security interest shall be void ab initio and of no further force and effect and the Tranche B Purchasers and each of their agents and representatives through which such Lien is held shall be irrevocably obligated to release or subordinate, as directed by the Collateral Agent, in its entirety any Lien or security interest granted to or for the benefit of Tranche B Purchasers on such Collateral and to execute and deliver to the Collateral Agent such termination statements, mortgage releases, other release documentation or subordination agreements as the Collateral Agent may request to effectuate such release or subordination, as applicable; and if the Tranche B Purchasers or any of their agents and representatives through which such Lien is held shall fail to promptly deliver to the Collateral Agent, upon the Collateral Agent’s request pursuant to the immediately preceding sentence, such release documentation or subordination agreements, then the Collateral Agent is hereby irrevocably authorized to execute and file such release documents and subordination agreements, as applicable, on behalf of the Tranche B Purchasers and any of their agents and representatives through which such Lien is held), (b) not to ask, demand or sue for any right or remedy in respect of any of the Collateral, (c) not to take or receive from the Company or any Credit Party, directly or indirectly, in cash or other property, by set-off (other than where the offset amounts are turned in cash to the Tranche A Purchaser for application to the Tranche A Obligations in accordance with Section 22.7) or in any other manner, whether pursuant to any enforcement, collection, execution, levy or foreclosure proceeding or otherwise, any Collateral or any proceeds of Collateral, (d) that the sole right of the Tranche B Purchasers with respect to the Collateral is to receive a share of the proceeds thereof, if any, after Full Payment of all of the Tranche A Obligations and (e) not to commence, or join with any creditor other than the Collateral Agent or the Tranche A Purchasers in commencing any enforcement, collection, execution, levy or foreclosure proceeding with respect to any Lien held by it in, or otherwise with respect to, any Collateral or proceeds thereof. Any proceeds of the Collateral received by the Tranche B Purchasers and any other cash or other property received by the Tranche B Purchasers in contravention of this Agreement shall be held in trust and paid over to the Collateral Agent for the benefit of the Tranche A Purchasers in the same form as received, with any necessary endorsements and shall applied by the Collateral Agent in accordance with the provisions of this Agreement.”

33 Amendment to Schedule A. Schedule A to the Note Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit B attached hereto.

34 Amendment to Schedule B.

(a) Schedule B of the Note Purchase Agreement is hereby amended by adding the following defined terms to Schedule B in the proper alphabetical order:

“Annualized North American EBITDA” means (a) for the fiscal quarter ending March 31, 2010, North American EBITDA for the three (3) month period ending on March 31, 2010 multiplied by four (4), (b) for the fiscal quarter ending June 30, 2010, North American EBITDA for the six (6) month period ending on June 30, 2010 multiplied by two (2), and (c) for the fiscal quarter ending September 30, 2010, North American EBITDA for the nine (9) month period ending on such date multiplied by four-thirds (4/3).

“Bankruptcy Filing” is defined in the Third Amendment.

“Bankruptcy Period” means the period during which the Filing Entities remain subject to bankruptcy proceedings pursuant to the Bankruptcy Filing, so long as the Company and its Affiliates do not have direct or indirect control of the Filing Entities at such time.

“Clearlake” means Clearlake Capital Partners, LLC.

“Debt Subordination Agreement” means the Debt Subordination Agreement, dated as of December 3, 2007 among WLR Recovery Fund III, L.P., WLR IV Parallel ESC, L.P., WLR Recovery Fund IV, L.P., the Company and the Purchasers signatory thereto, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Filing Entities” is defined in the Third Amendment.

“Full Payment” means the full and indefeasible payment in cash, in immediately available funds, of, all Tranche A Obligations consisting of monetary obligations (whether or not any of the Tranche A Obligations shall have been voided, disallowed or subordinated under any chapter of title 11 of the United States Code (11 U.S.C. 101-1330) as amended and in effect from time to time, any applicable state fraudulent conveyance law, any other law in connection with an Insolvency Proceeding or otherwise) including all principal indebtedness, interest thereon (including interest at the rate specified herein accruing subsequent to the filing of any petition initiating any Insolvency Proceeding, whether or not a claim for such interest is allowed (or allowed in such amount) in, any such proceeding) and all other monetary obligations.

“Insolvency Proceeding” is defined in Section 22.10(b).

“ITG Senior Restructuring Amendment” means Limited Waiver and Amendment No. 18 to Credit Agreement dated as of December 22, 2009 by and among the Company, the various Subsidiaries of the Company party thereto, General Electric Capital Corporation, as agent, and the lenders named therein.

“Non-Regular Course of Business Acquisition” means any transaction or series of related transactions other than in the Ordinary Course of Business (including, without limitation, capital expenditures made in the Ordinary Course of Business) that result in the Company and its Subsidiaries increasing their assets in Mexico, Central America and South America, collectively, by an aggregate amount in excess of $1,000,000.

“North American EBITDA” means net income (or loss) for the applicable period of measurement of the Company and its North American Subsidiaries on a consolidated basis determined in accordance with GAAP (including the income (or loss) of any Person accrued prior to the date it becomes a North American Subsidiary of the Company or is merged into or consolidated with the Company or any of its North American Subsidiaries or that Person’s assets are acquired by the Company or any of its North American Subsidiaries), but excluding: (a) the income (or loss) of any Person which is not a North American Subsidiary of the Company, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its North American Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the proceeds of any life insurance policy; (c) non-cash gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP; and (d) any other extraordinary or non-recurring gains or losses of the Company or its North American Subsidiaries, and related tax effects in accordance with GAAP (other than in connection with the ASCI Reorganization or BST Amendment), PLUS (a) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period; (b) interest expense (less interest income) deducted in calculating net income (or loss) for such period; (c) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period; (d) all non-cash last-in, first-out expenses for such period; (e) professional fees and any other amounts charged in respect of discontinued operations or restructuring activities including the related termination of employees (other than in connection with the ASCI Reorganization or the BST Amendment), (f) all amounts deducted in calculating net income (or loss) for BST Restructuring Costs; (g) all amounts deducted in calculating net income (or loss) for BST Amendment Transaction Costs; and (h) without duplication, all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including non-cash restructuring charges, and non-cash purchase accounting adjustments, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period. When calculating the North American Leverage Ratio for the fiscal quarter ending June 30, 2010 for purposes of Section 12(k), if the Specified Wool Subsidy is not accrued by the Company during the fiscal quarter ending June 30, 2010, an amount equal to $3,200,000 may be added to “North American EBITDA” for the fiscal quarter ending June 30, 2010; provided that if such amount is so added to North American EBITDA for the fiscal quarter ending June 30, 2010, an amount equal to $3,200,000 shall be subtracted from North American EBITDA for the fiscal quarter ending September 30, 2010 for purposes of Section 12(k).

“North American Leverage Ratio” means, on any date of determination, the ratio of (x) Funded Debt of the Company and its North American Subsidiaries as of such date of determination to (y) North American EBITDA for the four fiscal quarter period ending immediately prior to such date of determination; provided, however, that, for purposes of calculating the North American Leverage Ratio for any fiscal quarter ending prior to December 31, 2010, clause (y) above shall be replaced with Annualized North American EBITDA for such fiscal quarter.

“North American Subsidiary” means each Domestic Subsidiary of the Company and each Subsidiary of the Company that is incorporated or otherwise organized under the laws of Canada (including any province thereof) or Mexico.

“Separation Event” is defined in Section 22.6(c).

“Specified Wool Subsidy” means amounts received from the Secretary of Commerce out of the “Wool Trust Fund” pursuant to Section 4002(c)(6)(A) of the Miscellaneous Trade and Technical Corrections Act of 2004 (Public Law 108-429, 118 Stat. 2603).

“Permitted Senior Indebtedness Amount” is defined in Section 11.3(a)(iii).

“PIK Event” means any time that any PIK Interest is outstanding on the Tranche A Notes.

“Required Collateral Transition” is defined in Section 22.6(b).

“Third Amendment” means Amendment No. 3 to Senior Subordinated Note Purchase Agreement, dated as of December 22, 2009, by and among the Company and the Purchasers signatory thereto.

“Third Amendment Effective Date” means December 22, 2009.

“Tranche A Notes” is defined in Section 1; provided that, for the avoidance of doubt and without any implication to the contrary, any Notes held by the Company, WLR and each of their Affiliates shall automatically constitute Tranche B Notes.

“Tranche A Purchaser” means and includes each of the holders of the Tranche A Notes; provided that, the Company, WLR and each of their Affiliates may not at any time constitute a Tranche A Purchaser and any Notes held by the Company, WLR or any of their Affiliates shall automatically constitute Tranche B Notes.

“Tranche A Obligations” means all obligations, loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Tranche A Purchaser or the Collateral Agent, that arises under this Agreement or any Financing Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising or however acquired whether existing on the date hereof or hereinafter incurred or created.

“Tranche B Notes” is defined in Section 1; provided that, for the avoidance of doubt and without any implication to the contrary, any Notes held by the Company, WLR and each of their Affiliates shall automatically constitute Tranche B Notes.

“Tranche B Obligations” means all obligations, loans, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Tranche B Purchaser, that arises under this Agreement or any Financing Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising or however acquired whether existing on the date hereof or hereinafter incurred or created.

“Tranche B Purchaser” means and includes each of the holders of the Tranche B Notes; provided that, the Company, WLR and each of their Affiliates (to the extent any such Person is a Purchaser) shall automatically constitute a Tranche B Purchaser and any Notes held by the Company, WLR or any of their Affiliates shall automatically constitute Tranche B Notes.

(b) Schedule B of the Note Purchase Agreement is hereby amended by amending and restating the definitions of “Acquisition”, “Asset Disposition”, “BST”, “Change in Control”, “EBITDA”, “Financing Documents”, “Funded Debt”, “Initial Notes”, “Purchasers”, “Required Holders” and “Secured Parties” as follows:

“Acquisition” means (x) any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary the Company or (c) a merger or consolidation or any other combination with another Person or (y) any Non-Regular Course of Business Acquisition.

“Asset Disposition” means any Transfer except:

(a) any

(i) Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary (other than a member of the BST Group);

(ii) Transfer from the Company to a Wholly-Owned Subsidiary (other than a member of the BST Group); and

(iii) Transfer from the Company to a Subsidiary (other than a Wholly-Owned Subsidiary or a member of the BST Group) or from a Subsidiary to another Subsidiary (other than a Wholly-Owned Subsidiary or a member of the BST Group), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; or

(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.

“BST” means Global Safety Textiles Holdings LLC (f/k/a ITG Automotive Safety Holdings LLC), a Delaware limited liability company.

“Change in Control” means:

(a) the sale or other transfer by WLR Fund III of any ITG Common Stock or ITG Preferred Stock to any Person other than any such sale or transfer to a WLR Affiliate, or

(b) the sale or other transfer by WLR Fund II of any ITG Common Stock or ITG Preferred Stock to any Person other than any such sale or transfer to a WLR Affiliate or an in-kind distribution of such stock to any limited partners of WLR Fund II.

“EBITDA” means net income (or loss) after deducting the net income (or loss) attributable to noncontrolling interests held by third parties in Subsidiaries of the Company for the applicable period of measurement of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP (including the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries), but excluding the following items (to the extent not attributable to noncontrolling interests held by third parties in Subsidiaries of the Company):

(a) the income (or loss) of any Person which is not a Subsidiary of the Company, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Person is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person;

(b) the proceeds of any life insurance policy;

(c) non-cash gains or losses from the sale, exchange, transfer or other disposition of property or assets not in the ordinary course of business of the Company and its Subsidiaries, and related tax effects in accordance with GAAP; and

(d) any other extraordinary or non-recurring gains or losses of the Company or its Subsidiaries, and related tax effects in accordance with GAAP (other than in connection with the ASCI Reorganization or BST Amendment), PLUS

(a) all amounts deducted in calculating net income (or loss) for depreciation or amortization for such period;

(b) interest expense (less interest income) deducted in calculating net income (or loss) for such period;

(c) all accrued taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period;

(d) all non-cash last-in, first-out expenses for such period;

(e) professional fees and any other amounts charged in respect of discontinued operations or restructuring activities including the related termination of employees (other than in connection with the ASCI Reorganization or BST Amendment);

(f) all amounts deducted in calculating net income (or loss) for BST Restructuring Costs;

(g) all amounts deducted in calculating net income (or loss) for BST Amendment Transaction Costs; and

(h) without duplication, all non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period, including non-cash restructuring charges, and non-cash purchase accounting adjustments, but excluding any non-cash loss or expense that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period.

When calculating the Leverage Ratio for purposes of Section 11.3(a)(xiii) only, EBITDA shall include Pro Forma EBITDA for the most recently ending twelve month period prior to the date of determination of any Target acquired prior to the date of determination. When calculating EBITDA for the fiscal quarter ending June 30, 2010 for purposes of Section 12(j), if the Specified Wool Subsidy is not accrued by the Company during the fiscal quarter ending June 30, 2010, an amount equal to $3,200,000 may be added to “EBITDA” for the fiscal quarter ending June 30, 2010; provided that if such amount is so added to EBITDA for the fiscal quarter ending June 30, 2010, an amount equal to $3,200,000 shall be subtracted from EBITDA for the fiscal quarter ending September 30, 2010 for purposes of Section 12(j).

“Financing Documents” means this Agreement, the Notes, the Collateral Documents and the Debt Subordination Agreement, as each may be amended, restated or otherwise modified from time to time, and all other documents to be executed and/or delivered in favor of any holders of Notes, or all of them, by the Company, any of its Subsidiaries, or any other Person in connection with this Agreement.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness (but excluding any WLR Subordinated Indebtedness and Tranche B Notes), and all Indebtedness in respect of Capital Leases.

“Initial Notes” means the $80,000,000 aggregate principal amount of 18.00% Senior Subordinated Notes due 2011 issued on the Closing Date hereunder (as amended and restated as of the Third Amendment Effective Date), and such term shall include any PIK Notes and any such notes issued in substitution therefor pursuant to Section 14 of this Agreement. The Notes shall be substantially in the form set out in Exhibit 1-A with respect to Tranche A Notes and Exhibit 1-B with respect to Tranche B Notes, with such changes therefrom, if any, as may be approved by the Purchasers and the Company. For the avoidance of doubt, the Initial Notes shall include both Tranche A Notes and Tranche B Notes.

“Purchasers” means and includes each of the Persons listed in Schedule A and, to the extent permitted by Section 21.1, their successors and assigns.

“Required Holders” means, at any time, the holders of at least a majority in principal amount of the Tranche A Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Secured Parties” means the Collateral Agent and each Purchaser.

(c) Schedule B of the Note Purchase Agreement is hereby amended by deleting the definitions of “BST Change of Control” and “BST Permitted Acquisition”.

35 Amendment to Disclosure Schedules. Schedule 6.4 to the Note Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit C attached hereto.

36 Amendments to Exhibits.

(a) The Note Purchase Agreement is hereby amended to replace Exhibit 1 thereto with Exhibits 1-A and 1-B hereto.

(b) The Note Purchase Agreement is hereby amended to add Exhibit 5 thereto in the form attached hereto as Exhibit D.

37 Acknowledgement; Waiver. The Company acknowledges and agrees that the Past Defaults have occurred and may be continuing and the Purchasers, subject to consummation of the Tranche A Purchase and the satisfaction of the conditions to effectiveness set forth in Section 39 below, hereby waive such Past Defaults to the extent occurring on or prior to the date hereof (but not, for the avoidance of doubt, to the extent facts or circumstances giving rise to such prior defaults continue to exist and violate the terms of the Note Purchase Agreement as amended hereby).

38 Representations and Warranties. In order to induce Purchasers to enter into this Amendment, the Company represents and warrants, on its own behalf and on behalf of each Credit Party, to each Purchaser, that:

(a) the execution, delivery and performance by the Company of this Amendment has been duly authorized by all necessary corporate action and this Amendment and the Note Purchase Agreement as amended hereby (the “Amended Note Purchase Agreement”) constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms;

(b) upon the effectiveness of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Amended Note Purchase Agreement; and

(c) upon the effectiveness of this Amendment and after giving effect hereto, all representations and warranties in the Amended Note Purchase Agreement the other Financing Documents are true and correct in all material respects as of the effective date of this Amendment, except for (i) any such representations and warranties which expressly relate to an earlier date and (ii) changes in circumstances which are otherwise expressly permitted pursuant to the terms of the Amended Note Purchase Agreement.

39 Conditions to Effectiveness. This Amendment shall be effective on the date when the Required Holders determine that each of the following conditions have been met:

(a) the Tranche A Purchase shall have been consummated;

(b) this Amendment shall have been duly executed and delivered by the Company, each of the Tranche A Purchasers and each of the Tranche B Purchasers;

(c) the Company, the Senior Agent and the other parties thereto shall have delivered a fully executed copy of Limited Waiver and Amendment No. 18 to the Senior Credit Agreement in substantially the form attached hereto as Exhibit E;

(d) the Company, the Senior Agent and the other parties thereto shall have delivered a fully executed copy of Amendment No. 6 to the Mexican Facility in substantially the form attached hereto as Exhibit F;

(e) the Company, the Senior Agent and the other parties thereto shall have delivered a fully executed copy of the Third Amended and Restated Subordination and Intercreditor Agreement in substantially the form attached hereto as Exhibit G (the “Third Amended and Restated Subordination Agreement”);

(f) the Company, the WLR Purchasers and the other parties thereto shall have delivered a fully executed copy of the Amended and Restated Debt Subordination Agreement in substantially the form attached hereto as Exhibit H;

(g) the Company and the other parties thereto shall have delivered a fully executed copy of the Collateral Document Amendment Agreement, which shall amend the Guaranty and Security Agreement, the Pledge Agreement and any other Collateral Document as the Collateral Agent may reasonably request, in substantially the form attached hereto as Exhibit I;

(h) receipt by the Purchasers of opinions in substantially the form attached hereto as Exhibits J and K from Jones Day and Schell Bray Aycock Abel & Livingston, respectively, special counsel of the Company;

(i) receipt by the Purchasers of all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit L, each in form and substance reasonably satisfactory to the Purchasers;

(j) receipt by the Purchasers of such other instruments and documents as they may reasonably request; and

(k) payment by the Company of all reasonable, out-of-pocket expenses of the Purchasers due and payable on or prior to the date hereof.

40 Post-Third Amendment Effective Date Deliveries. Within the time periods specified thereon, the Company shall, and shall cause each other Credit Party to, take such further actions and duly execute and deliver such further agreements, instruments and documents as set forth on Schedule 40 attached hereto.

41 Miscellaneous.

41.1 Effect; Ratification; Release.

(a) Except as specifically set forth above, the Amended Note Purchase Agreement and the other Financing Documents (including, without limitation, Amendment No. 1 and Amendment No. 2) and all payment and performance obligations and all liens granted thereunder shall remain in full force and effect and are hereby ratified and confirmed. The Company agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Amended Note Purchase Agreement or the other Financing Documents.

(b) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any Default or Event of Default (whether or not known to any Purchaser) or any right, power or remedy of the Purchasers under the Amended Note Purchase Agreement or any other Financing Document, nor constitute an amendment of any provision of the Amended Note Purchase Agreement or any other Financing Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Amended Note Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and be a reference to the Note Purchase Agreement as amended hereby.

(c) The Company acknowledges and agrees that the amendments set forth herein are effective solely for the purposes set forth herein and that the execution and delivery by the Purchasers of this Amendment shall not be deemed (i) except as expressly provided in this Amendment, to be a consent to any amendment, waiver or modification of any term or condition of the Amended Note Purchase Agreement or of any other Financing Document, (ii) to create a course of dealing or otherwise obligate any Purchaser to forbear, waive, consent or execute similar amendments under the same or similar circumstances in the future, or (iii) to amend, prejudice, relinquish or impair any right of the Purchasers to receive any indemnity or similar payment from any Person or entity as a result of any matter arising from or relating to this Amendment.

(d) In consideration of, among other things, the amendments, waivers and consents provided for herein, and any other financial accommodations which the Purchasers elect to extend to the Company, the Company, on its own behalf and on behalf of each Credit Party, forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, rights of setoff and recoupment), causes of action, demands, suits, costs, expenses and damages that they now have, of whatsoever nature and kind, whether known or unknown, whether arising at law or in equity, against the Collateral Agent and any Purchaser (in their respective capacities as such) and any of their respective subsidiaries and affiliates, and each of their respective successors, assigns, officers, directors, employees, agents, attorneys and other representatives, based in whole or in part on facts, whether or not known, existing on or prior to the date of this Amendment. The provisions of this Section 41.1(d) shall survive the termination of the Amended Note Purchase Agreement and payment in full of the Obligations.

41.2 Counterparts and Signatures by Fax. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument. Any party delivering an executed counterpart of this Amendment by fax or electronic mail shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment.

41.3 Severability. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not be affected or impaired thereby.

41.4 Financing Document. This Amendment shall constitute a Financing Document.

41.5 GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS THEREOF, BUT OTHERWISE WITHOUT REFERENCE TO THE CHOICE-OF-LAW PRINCIPLES OF THE LAW THEREOF.

42 Third Amended and Restated Subordination Agreement. Each Purchaser hereby authorizes the Collateral Agent to enter into the Third Amended and Restated Subordination Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President

Signature Page to Amendment No. 3 to Note Purchase Agreement

PURCHASERS:

CCP F, L.P.

By:	Clearlake Capital Partners, LLC, its general partner

	By:	CCG Operations, LLC, its managing member

By:	/s/ Jose Feliciano
Name:	Jose Feliciano
Title:	Manager

RESERVOIR CAPITAL PARTNERS, L.P.

By: RCP GP, LLC, its general partner

By:
Name:
Title:

RESERVOIR CAPITAL INVESTMENT PARTNERS, L.P.

By:	RCIP GP, LLC, its general partner

By:
Name:
Title:

RESERVOIR CAPITAL MASTER FUND II, L.P.

By:	Reservoir Capital Group, L.L.C., its general partner

By:
Name:
Title:

Signature Page to Amendment No. 3 to Note Purchase Agreement

PURCHASERS:

CCP F, L.P.

By:	Clearlake Capital Partners, LLC, its general partner

	By:	CCG Operations, LLC, its managing member

By:
Name:
Title:

RESERVOIR CAPITAL PARTNERS, L.P.

By:	RCP GP, LLC, its general partner

By:	/s/ Gregg M. Zeitlin
Name:	Gregg M. Zeitlin
Title:	Senior Managing Director

RESERVOIR CAPITAL INVESTMENT PARTNERS, L.P.

By:	RCIP GP, LLC, its general partner

By:	/s/ Gregg M. Zeitlin
Name:	Gregg M. Zeitlin
Title:	Senior Managing Director

RESERVOIR CAPITAL MASTER FUND II, L.P.

By:	Reservoir Capital Group, L.L.C., its general partner

By:	/s/ Gregg M. Zeitlin
Name:	Gregg M. Zeitlin
Title:	Senior Managing Director

Signature Page to Amendment No. 3 to Note Purchase Agreement

WLR RECOVERY FUND IV, L.P.

By:	WLR Recovery Associates IV, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Authorized Signatory

WLR RECOVERY FUND III, L.P.

By:	WLR Recovery Associates III, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Authorized Signatory

WLR IV PARALLEL ESC, L.P.

By:	INVESCO WLR IV Associates, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Name:	Wilbur L. Ross, Jr.
Title:	Authorized Signatory

Signature Page to Amendment No. 3 to Note Purchase Agreement